Exhibit 99.1

UMB Financial Corporation                                                      News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Stephanie Hague: 816.860.5088

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Reports First Quarter Net Income of $92.4 Million

First Quarter 2023 Financial Highlights

•	GAAP net income of $92.4 million, or $1.90 per diluted share.
•	Average loans increased 19.3% on a linked-quarter, annualized basis.
•	Average deposits grew 2.4% on a linked-quarter, annualized basis.
•	Diverse deposit base with approximately 55% of deposit relationships spanning ten or more years.
•	At March 31, 2023, uninsured deposits represented 66.6% of total deposits. When adjusted to exclude affiliate and collateralized deposits, uninsured deposits were 43.1% of total deposits.
•	Within our commercial deposits, no one sector represents more than 5% of quarterly average deposits.
•	Strong risk-based capital ratios and liquidity positions.
•	Noninterest income increased 5.3% as compared to the first quarter of 2022, equal to 35.0% of total revenue.
•	Credit quality remained strong, with net charge-offs of just 0.09% of average loans and nonperforming loans of 0.07% of total loans.

KANSAS CITY, Mo. (April 25, 2023) – UMB Financial Corporation (Nasdaq: UMBF), a financial services company, announced net income for the first quarter of 2023 of $92.4 million, or $1.90 per diluted share, compared to $100.2 million, or $2.06 per diluted share, in the fourth quarter of 2022 (linked quarter) and $106.0 million, or $2.17 per diluted share, in the first quarter of 2022.

Net operating income, a non-GAAP financial measure reconciled later in this release to net income, the nearest comparable GAAP measure, was $92.8 million, or $1.91 per diluted share, for the first quarter of 2023, compared to $101.1 million, or $2.07 per diluted share, for the linked quarter and $106.1 million, or $2.17 per diluted share, for the first quarter of 2022. Operating pre-tax, pre-provision income (operating PTPP), a non-GAAP measure reconciled later in this release to the components of net income before taxes, the nearest comparable GAAP measure, was $135.4 million, or $2.78 per diluted share, for the first quarter of 2023, compared to $134.1 million, or $2.75 per diluted share, for the linked quarter, and $119.4 million, or $2.44 per diluted share, for the first quarter of 2022. These operating PTPP results represent increases of 1.0% on a linked-quarter basis and 13.4%, compared to the first quarter of 2022.

“Comments made publicly about the health of the banking industry, driven by the mistaken presumption that the drivers of the failure of two banks would apply to other banks generally, did a great disservice not only to UMB, but to regional banks as a whole,” said Mariner Kemper, chairman, president and chief executive officer. “Despite the challenging environment resulting from this flawed and exaggerated crisis of confidence created by certain market participants, we had a strong first quarter, with average deposit growth of 2.4% and average loan growth of 19.3%, on a linked-quarter annualized basis. We had continued momentum in our fee businesses, and credit quality remains strong, with net charge offs of just 0.09% of average loans. Nonperforming loans further improved from year-end, and were just 0.07% of loans at March 31.” Mr. Kemper continued, “Our business model is built to withstand difficult economic environments and crises. Our deposit base is diverse across multiple lines of businesses and reflects long tenured and deeply entrenched relationships, with more than 55% of our customers having banked with us for ten years or more. Our regulatory capital ratios are above peer median, and our liquidity levels are strong, including many contingent sources. Despite conjectures in the aftermath of Silicon Valley Bank’s failure, not every bank, including UMB, needs to sell investment securities at a loss.”

First Quarter 2023 earnings discussion

Summary of quarterly financial results	UMB Financial Corporation
(unaudited, dollars in thousands, except per share data)
	Q1	Q4	Q1
	2023	2022	2022
Net income (GAAP)	$92,437	$100,173	$105,963
Earnings per share (diluted)	1.90	2.06	2.17

Operating pre-tax, pre-provision income (Non-GAAP)	135,369	134,054	119,400
Operating pre-tax, pre-provision earnings per share (diluted)	2.78	2.75	2.44

Operating pre-tax, pre-provision income - FTE (Non-GAAP)	141,924	140,717	125,799
Operating pre-tax, pre-provision earnings per share - FTE (diluted)	2.91	2.89	2.57

Net operating income (Non-GAAP)	92,836	101,092	106,073
Operating earnings per share (diluted)	1.91	2.07	2.17

GAAP
Return on average assets	0.97%	1.06%	1.10%
Return on average equity	13.76	15.16	14.65
Efficiency ratio	63.12	63.72	63.98

Non-GAAP (i)
Operating return on average assets	0.98%	1.07%	1.10%
Operating return on average equity	13.82	15.30	14.67
Operating return on average tangible equity excluding AOCI	12.21	12.85	14.99
Operating efficiency ratio	62.98	63.39	63.93

(i) See Non-GAAP reconciliation later in this release.

Summary of revenue	UMB Financial Corporation
(unaudited, dollars in thousands)
	Q1	Q4	Q1	CQ vs.	CQ vs.
	2023	2022	2022	LQ	PY
Net interest income	$241,696	$245,166	$210,355	$(3,470)	$31,341
Noninterest income:
Trust and securities processing	62,359	59,207	59,528	3,152	2,831
Trading and investment banking	5,308	5,251	5,440	57	(132)
Service charges on deposit accounts	21,159	19,758	24,642	1,401	(3,483)
Insurance fees and commissions	274	459	259	(185)	15
Brokerage fees	13,676	13,332	3,456	344	10,220
Bankcard fees	18,172	19,597	16,635	(1,425)	1,537
Investment securities losses, net	(5,324)	(409)	(522)	(4,915)	(4,802)
Other	14,576	8,302	14,240	6,274	336
Total noninterest income	$130,200	$125,497	$123,678	$4,703	$6,522
Total revenue	$371,896	$370,663	$334,033	$1,233	$37,863
Net interest income (FTE)	$248,251	$251,829	$216,754
Net interest margin (FTE)	2.76%	2.83%	2.35%
Total noninterest income as a % of total revenue	35.0	33.9	37.0

Net interest income

•

First quarter 2023 net interest income totaled $241.7 million, a decrease of $3.5 million, or 1.4% from the linked quarter, driven by the impact of fewer days in the first quarter, as well as higher interest costs primarily driven by unfavorable mix shift in the composition of liabilities, partially offset by continued growth in average loans.

•

Average earning assets increased $1.2 billion, or 3.3% from the linked quarter, largely driven by an increase of $976.9 million in average loans, an increase of $398.3 million in interest-bearing due from banks, partially offset by a decrease of $204.9 million in federal funds sold and resell agreements.

•

Average interest-bearing liabilities increased $1.6 billion, or 7.2% from the linked quarter, primarily driven by increases of $803.5 million in borrowed funds and $723.6 million in interest-bearing deposits. Average noninterest-bearing deposits decreased $535.1 million, or 4.3% as compared to the linked quarter.

•

Net interest margin for the first quarter was 2.76%, a decrease of seven basis points from the linked quarter, driven by increased cost of interest-bearing liabilities, partially offset by the benefit of free funds and earning asset mix changes. The cost of interest-bearing liabilities increased 69 basis points to 2.91%. Total cost of funds increased 51 basis points from the linked quarter to 1.92%. Average loan yields increased 53 basis points while earning asset yields increased 42 basis points from the linked quarter.

•

On a year-over-year basis, net interest income increased $31.3 million, or 14.9%, driven by a $3.9 billion, or 22.5%, increase in average loans, favorable mix shift in earning assets, and benefit from higher interest rates, partially offset by higher cost of interest-bearing liabilities.

•

Compared to the first quarter of 2022, average earning assets decreased $1.0 billion, or 2.7%, largely driven by a decrease of $3.8 billion in interest-bearing due from banks and a decrease of $814.6 million in federal funds sold and resell agreements, partially offset by the increase in average loans noted above.

•

Average deposits decreased 3.1% compared to the first quarter of 2022. Average noninterest-bearing demand deposit balances decreased 15.0% compared to the first quarter of 2022, driven by expected migration to rate-bearing deposit categories in a higher interest rate environment. Demand deposit balances comprised 37.8% of total deposits, compared to 39.7% in the linked quarter and 43.0% in the first quarter of 2022.

•

Average borrowed funds increased $803.5 million as compared to the linked quarter and $928.6 million as compared to the first quarter of 2022, driven by short-term borrowings with the Federal Home Loan Bank and the Federal Reserve Discount Window.

Noninterest income

•	First quarter 2023 noninterest income increased $4.7 million, or 3.7%, on a linked-quarter basis, largely due to:
o

Increases of $4.0 million in company-owned life insurance income and $1.8 million in derivative income, both recorded in other income. The increase in company-owned life insurance is offset by a proportionate increase in deferred compensation expense as noted below.

o	Increases of $1.8 million in corporate trust income, $0.9 million in fund services income and $0.5 million in trust income, all recorded in trust and securities processing.
o

These increases were partially offset by a decrease of $4.9 million in investment securities gains, largely driven by an impairment loss on an available-for-sale subordinated debt security recorded in the first quarter.

•	Compared to the prior year, noninterest income in the first quarter of 2023 increased $6.5 million, or 5.3%, primarily driven by:
o	An increase of $10.2 million in brokerage income, largely driven by increases in 12b-1 fees and money market income.
o

An increase of $4.1 million in company-owned life insurance income, recorded in other income. The increase in company-owned life insurance is offset by a proportionate increase in deferred compensation expense as noted below.

o	Increases of $2.3 million in corporate trust income and $1.3 million in fund services income, both recorded in trust and securities processing.
o	An increase of $1.5 million in bankcard income due to higher interchange revenue.
o	These increases were partially offset by the following decreases:
▪	A decrease of $4.8 million in investment securities gains, driven by an impairment loss on an available-for-sale subordinated debt security recorded in the first quarter of 2023.
▪

A decrease of $3.5 million in service charges on deposits primarily due to decreased healthcare services income related to customer transfer and conversion fees recognized in the first quarter of 2022.

▪	A decrease of $2.4 million in other miscellaneous income, driven by the gain on sale of the company’s factoring loan portfolio recorded in the first quarter of 2022.
▪	A decrease of $2.1 million in derivative income, recorded in other income.

Noninterest expense

Summary of noninterest expense	UMB Financial Corporation
(unaudited, dollars in thousands)
	Q1	Q4	Q1	CQ vs.	CQ vs.
	2023	2022	2022	LQ	PY
Salaries and employee benefits	$142,498	$135,940	$130,634	$6,558	$11,864
Occupancy, net	12,177	12,409	12,232	(232)	(55)
Equipment	17,849	18,969	18,164	(1,120)	(315)
Supplies and services	3,875	3,697	3,262	178	613
Marketing and business development	5,335	8,788	4,932	(3,453)	403
Processing fees	23,240	23,545	18,443	(305)	4,797
Legal and consulting	7,285	10,664	6,911	(3,379)	374
Bankcard	7,133	7,369	6,567	(236)	566
Amortization of other intangible assets	2,298	1,649	1,071	649	1,227
Regulatory fees	5,551	4,232	3,482	1,319	2,069
Other	9,811	10,556	9,080	(745)	731
Total noninterest expense	$237,052	$237,818	$214,778	$(766)	$22,274

•

Noninterest expense for the first quarter of 2023 was $237.1 million, a decrease of $0.8 million, or 0.3%, from the linked quarter and an increase of $22.3 million, or 10.4%, from the first quarter of 2022.

•	The linked-quarter decrease in noninterest expense was driven by:
o

A decrease of $6.6 million in salaries and bonus expense, recorded in salaries and employee benefits, driven primarily by increased incentive compensation tied to business growth and higher overall company performance during the fourth quarter of 2022.

o

Decreases of $3.5 million in marketing and business development expense and $3.4 million in legal and consulting expense due to the timing of multiple projects. The decrease in marketing and business development expense was also partially driven by a decrease in advertising for various projects and a decrease in travel and entertainment expense.

o	A decrease of $1.1 million in equipment expense driven by reduced software expense.
o

These decreases were partially offset by increases of $13.2 million in employee benefits expense driven by a seasonal increase of $11.3 million in payroll taxes, insurance, and 401(k) expense recognized in the first quarter, as well as an increase of $2.5 million in deferred compensation expense, all recorded in salaries and employee benefits. The increase in deferred compensation expense was offset by the increase in company-owned life insurance income noted above. Additionally, there was an increase of $1.3 million in regulatory fees expense driven by higher deposit insurance expense due to previously announced higher industry assessment rates.

•	The year-over-year increase in noninterest expense was driven by:
o

An increase of $11.9 million in salaries and employee benefits expense, driven primarily by increases of $11.0 million in salaries and wage expense and $4.7 million in employee benefits expense, primarily due to an increase of $3.1 million in payroll taxes, insurance, and 401(k) expense, and an increase of $1.7 million in deferred compensation expense. These increases were partially offset by a decrease of $3.8 million in bonus and commission expense. The increase in deferred compensation expense was offset by the increase in company-owned life insurance income noted above.

o	An increase of $4.8 million in processing fees expense due to the ongoing modernization of the company’s core systems and the timing of multiple software projects.

o

Increases of $2.1 million in regulatory fees expense driven by higher deposit insurance expense, $2.0 million in operational losses, recorded in other expense, and $1.2 million in intangible amortization expense.  The increase in amortization expense is related to the acquisition of the healthcare savings account business from Old National Bank, completed in the fourth quarter of 2022.

Income taxes

•

The company’s effective tax rate was 17.2% for the three months ended March 31, 2023, compared to 15.7% for the same period in 2022. The effective tax rate increased primarily as a result of a decrease in excess tax benefits associated with stock compensation recorded in the first quarter of 2023 compared to the same period a year earlier.

Balance sheet

•	Average total assets for the first quarter of 2023 were $38.5 billion compared to $37.3 billion for the linked quarter and $39.2 billion for the same period in 2022.

Summary of average loans and leases - QTD Average			UMB Financial Corporation
(unaudited, dollars in thousands)
	Q1	Q4	Q1	CQ vs.	CQ vs.
	2023	2022	2022	LQ	PY
Commercial and industrial	$9,287,319	$8,891,356	$7,409,623	$395,963	$1,877,696
Specialty lending	564,633	559,200	463,793	5,433	100,840
Commercial real estate	7,812,140	7,323,877	6,338,160	488,263	1,473,980
Consumer real estate	2,738,184	2,678,771	2,339,050	59,413	399,134
Consumer	136,571	145,811	135,942	(9,240)	629
Credit cards	453,704	457,043	399,857	(3,339)	53,847
Leases and other	279,049	238,603	274,652	40,446	4,397
Total loans	$21,271,600	$20,294,661	$17,361,077	$976,939	$3,910,523

•	Average loans for the first quarter of 2023 increased $976.9 million, or 4.8%, on a linked-quarter basis and $3.9 billion, or 22.5%, compared to the first quarter of 2022.

Summary of average securities - QTD Average	UMB Financial Corporation
(unaudited, dollars in thousands)
	Q1	Q4	Q1	CQ vs.	CQ vs.
	2023	2022	2022	LQ	PY
Securities available for sale:
U.S. Treasury	$783,170	$752,339	$176,476	$30,831	$606,694
U.S. Agencies	171,825	171,171	125,017	654	46,808
Mortgage-backed	3,938,137	4,027,120	7,317,968	(88,983)	(3,379,831)
State and political subdivisions	1,356,785	1,353,307	3,170,757	3,478	(1,813,972)
Corporates	364,854	366,131	337,526	(1,277)	27,328
Collateralized loan obligations	348,477	328,475	150,134	20,002	198,343
Total securities available for sale	$6,963,248	$6,998,543	$11,277,878	$(35,295)	$(4,314,630)
Securities held to maturity:
U.S. Agencies	$123,106	$123,077	$133	$29	$122,973
Mortgage-backed	2,934,113	2,983,489	708,075	(49,376)	2,226,038
State and political subdivisions	2,814,912	2,765,717	1,185,609	49,195	1,629,303
Total securities held to maturity	$5,872,131	$5,872,283	$1,893,817	$(152)	$3,978,314
Trading securities	9,258	11,799	20,836	(2,541)	(11,578)
Other securities	359,238	315,748	329,611	43,490	29,627
Total securities	$13,203,875	$13,198,373	$13,522,142	$5,502	$(318,267)

•	Average total securities remained flat on a linked-quarter basis and decreased 2.4% compared to the first quarter of 2022.
•

At March 31, 2023, the unrealized pre-tax net loss on the available-for-sale securities portfolio narrowed to $677.7 million, or 8.9% of the $7.6 billion amortized cost value, down from $771.6 million at December 31, 2022.

•

At March 31, 2023, the unrealized pre-tax net loss on the securities designated as held to maturity narrowed to $489.8 million, or 8.4% of amortized cost value, compared to $580.9 million at December 31, 2022.

•

During 2022, the company transferred securities with an amortized cost balance of $4.1 billion and a fair value of $3.8 billion from the available-for-sale category to the held-to-maturity category. The remaining balance of unrealized pre-tax net losses related to transferred securities was $237.1 million as of March 31, 2023 and was included in the amortized cost balance of held-to-maturity securities.

•

At March 31, 2023, an after-tax gain of $57.2 million was included in accumulated other comprehensive income (AOCI) related to the company’s fair value hedges of municipal securities. During 2021, the company entered into ten of these hedge transactions, nine of which have since been terminated. The gain on the terminated hedges is being amortized over the remaining life of the underlying bonds.

Summary of average deposits - QTD Average		UMB Financial Corporation
(unaudited, dollars in thousands)
	Q1	Q4	Q1	CQ vs.	CQ vs.
	2023	2022	2022	LQ	PY
Deposits:
Noninterest-bearing demand	$11,919,277	$12,454,413	$14,025,585	$(535,136)	$(2,106,308)
Interest-bearing demand and savings	18,427,662	17,952,568	17,852,721	475,094	574,941
Time deposits	1,215,506	966,969	701,973	248,537	513,533
Total deposits	$31,562,445	$31,373,950	$32,580,279	$188,495	$(1,017,834)
Noninterest bearing deposits as % of total	37.8%	39.7%	43.0%

•	Average deposits increased 0.6% on a linked-quarter basis and decreased 3.1% compared to the first quarter of 2022.
•

As of March 31, 2023, the total estimated uninsured deposits were $21.3 billion or approximately 66.6% of total deposits. Estimated uninsured deposits, when adjusted to exclude affiliate (company-owned) and collateralized deposits, were $13.8 billion and represented approximately 43.1% of total deposits.

Capital

Capital information	UMB Financial Corporation
(unaudited, dollars in thousands, except per share data)
	March 31, 2023	December 31, 2022	March 31, 2022
Total equity	$2,814,659	$2,667,093	$2,748,405
Accumulated other comprehensive (loss) income, net	(626,776)	(702,735)	(343,128)
Book value per common share	58.03	55.20	56.78
Tangible book value per common share (Non-GAAP)	52.17	49.28	52.69

Regulatory capital:
Common equity Tier 1 capital	$3,196,111	$3,129,030	$2,938,100
Tier 1 capital	3,196,111	3,129,030	2,938,100
Total capital	3,776,407	3,682,619	3,369,866

Regulatory capital ratios:
Common equity Tier 1 capital ratio	10.57%	10.62%	11.81%
Tier 1 risk-based capital ratio	10.57	10.62	11.81
Total risk-based capital ratio	12.49	12.50	13.55
Tier 1 leverage ratio	8.35	8.43	7.53

•	At March 31, 2023, the regulatory capital ratios presented in the foregoing table exceeded all “well-capitalized” regulatory thresholds.

Asset Quality

Credit quality	UMB Financial Corporation
(unaudited, dollars in thousands)
	Q1	Q4	Q3	Q2	Q1
	2023	2022	2022	2022	2022
Net charge-offs - total loans	$4,643	$2,189	$1,173	$28,128	$8,378
Net loan charge-offs as a % of total average loans	0.09%	0.04%	0.02%	0.62%	0.20%
Loans over 90 days past due	$1,723	$1,617	$2,513	$3,446	$3,600
Loans over 90 days past due as a % of total loans	0.01%	0.01%	0.01%	0.02%	0.02%
Nonaccrual and restructured loans	$15,480	$19,269	$19,817	$18,117	$110,356
Nonaccrual and restructured loans as a % of total loans	0.07%	0.09%	0.10%	0.10%	0.62%
Provision for credit losses	$23,250	$9,000	$22,000	$13,400	$(6,500)

•

Provision for credit losses for the first quarter totaled $23.3 million, an increase of $14.3 million from the linked quarter and an increase of $29.8 million from the first quarter of 2022. These changes are driven largely by loan growth and changes in macro-economic metrics in the current period as compared to the prior periods.

•

Net charge-offs for the first quarter totaled $4.6 million, or 0.09%, of average loans, compared to $2.2 million, or 0.04%, of average loans in the linked quarter, and $8.4 million, or 0.20%, of average loans for the first quarter of 2022.

Dividend Declaration

At the company’s quarterly board meeting, the Board of Directors declared a $0.38 per share quarterly cash dividend, payable on July 3, 2023, to shareholders of record at the close of business on June 12, 2023.

Conference Call

The company plans to host a conference call to discuss its first quarter 2023 earnings results on Wednesday, April 26, 2023, at 8:30 a.m. (CT).

Interested parties may access the call by dialing (toll-free) 833-470-1428 or (international) 404-975-4839 and requesting to join the UMB Financial call with access code 443869. The live call may also be accessed by visiting investorrelations.umb.com or by using the following link:

UMB Financial 1Q 2023 Conference Call

A replay of the conference call may be heard through May 10, 2023, by calling (toll-free)

866-813-9403 or (international) 226-828-7578. The replay access code required for playback is 582627. The call replay may also be accessed at investorrelations.umb.com.

Non-GAAP Financial Information

In this release, we may provide information about net operating income, operating earnings per share – diluted (operating EPS), operating return on average equity (operating ROE), operating return on average assets (operating ROA), operating noninterest expense, operating efficiency ratio, operating pre-tax, pre-provision income (operating PTPP), operating pre-tax, pre-provision earnings per share – diluted (operating PTPP EPS), operating pre-tax, pre-provision income on a fully tax equivalent basis (operating PTPP-FTE), operating pre-tax, pre-provision FTE earnings per share – diluted (operating PTPP-FTE EPS), tangible shareholders’ equity, tangible book value per share, and operating return on average tangible equity excluding AOCI, all of which are non-GAAP financial measures. This information supplements the results that are reported according to generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation from, or as a substitute for, GAAP results. The differences between the non-GAAP financial measures – net operating income, operating EPS, operating ROE, operating ROA, operating noninterest expense, operating efficiency ratio, operating PTPP, operating PTPP EPS, operating PTPP-FTE, operating PTPP-FTE EPS, tangible shareholders’ equity, tangible book value per share, and operating return on average tangible equity excluding AOCI – and the nearest comparable GAAP financial measures are reconciled later in this release. The company believes that these non-GAAP financial measures and the reconciliations may be useful to investors because they adjust for acquisition- and severance-related items that management does not believe reflect the company’s fundamental operating performance.

Net operating income for the relevant period is defined as GAAP net income, adjusted to reflect the impact of excluding expenses related to acquisitions, severance expense, and the cumulative tax impact of these adjustments.

Operating EPS (diluted) is calculated as earnings per share as reported, adjusted to reflect, on a per share basis, the impact of excluding the non-GAAP adjustments described above for the relevant period. Operating ROE is calculated as net operating income, divided by the company’s average total shareholders’ equity for the relevant period. Operating ROA is calculated as net operating income, divided by the company’s average assets for the relevant period. Operating noninterest expense for the relevant period is defined as GAAP noninterest expense, adjusted to reflect the pre-tax impact of non-GAAP adjustments described above. Operating efficiency ratio is calculated as the company’s operating noninterest expense, net of amortization of other intangibles, divided by the company’s total non-GAAP revenue (calculated as net interest income plus noninterest income, less gains on sales of securities available for sale, net).

Operating PTPP income for the relevant period is defined as GAAP net interest income plus GAAP noninterest income, less noninterest expense, adjusted to reflect the impact of excluding expenses related to acquisitions and severance expense.

Operating PTPP-FTE for the relevant period is defined as GAAP net interest income on a fully tax equivalent basis plus GAAP noninterest income, less noninterest expense, adjusted to reflect the impact of excluding expenses related to acquisitions and severance expense.

Tangible shareholders’ equity for the relevant period is defined as GAAP shareholders’ equity, net of intangible assets. Tangible book value per share is defined as tangible shareholders’ equity divided by the Company’s total shares outstanding.

Operating return on average tangible equity excluding AOCI is calculated as net operating income, divided by the company’s average tangible shareholders’ equity exclusive of AOCI for the relevant period.

Forward-Looking Statements:

This press release contains, and our other communications may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, results, or aspirations. All forward-looking statements are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Our actual future objectives, strategies, plans, prospects, performance, condition, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events, circumstances, or aspirations to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (SEC). In addition to such factors that have been disclosed previously: macroeconomic and adverse developments and uncertainties related to the collateral effects of the collapse of, and challenges for, domestic and international banks, including the impacts to the U.S. and global economies; sustained levels of high inflation and the potential for an economic recession on the heels of aggressive quantitative tightening by the Federal Reserve, and impacts related to or resulting from Russia’s military action in Ukraine, such as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, may also cause actual results or other future events, circumstances, or aspirations to differ from our forward-looking statements. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except to the extent required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, or other applicable document that is filed or furnished with the SEC.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending and investment services, personal banking, which includes wealth management and financial planning services, and institutional banking, which includes asset servicing, corporate trust solutions, investment banking, and healthcare services. UMB operates branches throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. As the company’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn.

Consolidated Balance Sheets	UMB Financial Corporation
(unaudited, dollars in thousands)
	March 31,
	2023	2022
ASSETS
Loans	$21,812,972	$17,731,700
Allowance for credit losses on loans	(210,509)	(179,288)
Net loans	21,602,463	17,552,412
Loans held for sale	1,422	384
Securities:
Available for sale	6,907,897	8,550,093
Held to maturity, net of allowance for credit losses	5,859,323	4,600,187
Trading securities	19,823	17,059
Other securities	416,337	332,123
Total securities	13,203,380	13,499,462
Federal funds sold and resell agreements	368,158	1,319,809
Interest-bearing due from banks	3,121,323	6,355,941
Cash and due from banks	472,248	357,772
Premises and equipment, net	260,623	264,519
Accrued income	181,586	127,139
Goodwill	207,385	182,225
Other intangibles, net	76,426	15,690
Other assets	1,112,176	930,389
Total assets	$40,607,190	$40,605,742

LIABILITIES
Deposits:
Noninterest-bearing demand	$12,488,803	$15,946,738
Interest-bearing demand and savings	16,760,603	17,828,794
Time deposits under $250,000	456,129	399,467
Time deposits of $250,000 or more	2,226,369	187,566
Total deposits	31,931,904	34,362,565
Federal funds purchased and repurchase agreements	2,160,808	2,840,535
Short-term debt	2,800,000	—
Long-term debt	381,796	272,036
Accrued expenses and taxes	207,633	178,130
Other liabilities	310,390	204,071
Total liabilities	37,792,531	37,857,337

SHAREHOLDERS' EQUITY
Common stock	55,057	55,057
Capital surplus	1,120,877	1,109,585
Retained earnings	2,609,928	2,265,129
Accumulated other comprehensive loss, net	(626,776)	(343,128)
Treasury stock	(344,427)	(338,238)
Total shareholders' equity	2,814,659	2,748,405
Total liabilities and shareholders' equity	$40,607,190	$40,605,742

Consolidated Statements of Income	UMB Financial Corporation
(unaudited, dollars in thousands except share and per share data)
	Three Months Ended
	March 31,
	2023	2022
INTEREST INCOME
Loans	$308,441	$149,470
Securities:
Taxable interest	53,049	43,382
Tax-exempt interest	25,306	23,855
Total securities income	78,355	67,237
Federal funds and resell agreements	5,651	2,450
Interest-bearing due from banks	16,166	2,457
Trading securities	134	185
Total interest income	408,747	221,799
INTEREST EXPENSE
Deposits	127,899	6,173
Federal funds and repurchase agreements	23,302	2,148
Other	15,850	3,123
Total interest expense	167,051	11,444
Net interest income	241,696	210,355
Provision for credit losses	23,250	(6,500)
Net interest income after provision for credit losses	218,446	216,855
NONINTEREST INCOME
Trust and securities processing	62,359	59,528
Trading and investment banking	5,308	5,440
Service charges on deposit accounts	21,159	24,642
Insurance fees and commissions	274	259
Brokerage fees	13,676	3,456
Bankcard fees	18,172	16,635
Investment securities losses, net	(5,324)	(522)
Other	14,576	14,240
Total noninterest income	130,200	123,678
NONINTEREST EXPENSE
Salaries and employee benefits	142,498	130,634
Occupancy, net	12,177	12,232
Equipment	17,849	18,164
Supplies and services	3,875	3,262
Marketing and business development	5,335	4,932
Processing fees	23,240	18,443
Legal and consulting	7,285	6,911
Bankcard	7,133	6,567
Amortization of other intangible assets	2,298	1,071
Regulatory fees	5,551	3,482
Other	9,811	9,080
Total noninterest expense	237,052	214,778
Income before income taxes	111,594	125,755
Income tax expense	19,157	19,792
NET INCOME	$92,437	$105,963

PER SHARE DATA
Net income – basic	$1.91	$2.19
Net income – diluted	1.90	2.17
Dividends	0.38	0.37
Weighted average shares outstanding – basic	48,435,016	48,406,840
Weighted average shares outstanding – diluted	48,746,562	48,832,177

Consolidated Statements of Comprehensive Income	UMB Financial Corporation
(unaudited, dollars in thousands)
	Three Months Ended
	March 31,
	2023	2022
Net income	$92,437	$105,963
Other comprehensive income (loss), before tax:
Unrealized gains and losses on debt securities:
Change in unrealized holding gains and losses, net	93,657	(622,910)
Less: Reclassification adjustment for net losses included in net income	433	—
Amortization of net unrealized loss on securities transferred from available-for-sale to held-to-maturity	9,983	582
Change in unrealized gains and losses on debt securities	104,073	(622,328)
Unrealized gains and losses on derivative hedges:
Change in unrealized gains and losses on derivative hedges, net	(1,527)	4,680
Less: Reclassification adjustment for net gains included in net income	(2,561)	(851)
Change in unrealized gains and losses on derivative hedges	(4,088)	3,829
Other comprehensive income (loss), before tax	99,985	(618,499)
Income tax (expense) benefit	(24,026)	149,057
Other comprehensive income (loss)	75,959	(469,442)
Comprehensive income (loss)	$168,396	$(363,479)

Consolidated Statements of Shareholders' Equity		UMB Financial Corporation
(unaudited, dollars in thousands except per share data)
	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance - January 1, 2022	$55,057	$1,110,520	$2,176,998	$126,314	$(323,465)	$3,145,424
Total comprehensive income (loss)	—	—	105,963	(469,442)	—	(363,479)
Dividends ($0.37 per share)	—	—	(17,832)	—	—	(17,832)
Purchase of treasury stock	—	—	—	—	(22,487)	(22,487)
Issuances of equity awards, net of forfeitures	—	(6,630)	—	—	7,309	679
Recognition of equity-based compensation	—	5,485	—	—	—	5,485
Sale of treasury stock	—	84	—	—	54	138
Exercise of stock options	—	126	—	—	351	477
Balance - March 31, 2022	$55,057	$1,109,585	$2,265,129	$(343,128)	$(338,238)	$2,748,405

Balance - January 1, 2023	$55,057	$1,125,949	$2,536,086	$(702,735)	$(347,264)	$2,667,093
Total comprehensive income	—	—	92,437	75,959	—	168,396
Dividends ($0.38 per share)	—	—	(18,595)	—	—	(18,595)
Purchase of treasury stock	—	—	—	—	(7,902)	(7,902)
Issuances of equity awards, net of forfeitures	—	(9,764)	—	—	10,483	719
Recognition of equity-based compensation	—	4,516	—	—	—	4,516
Sale of treasury stock	—	71	—	—	56	127
Exercise of stock options	—	105	—	—	200	305
Balance - March 31, 2023	$55,057	$1,120,877	$2,609,928	$(626,776)	$(344,427)	$2,814,659

Average Balances / Yields and Rates	UMB Financial Corporation
(tax - equivalent basis)
(unaudited, dollars in thousands)
	Three Months Ended March 31,
	2023		2022
	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Loans, net of unearned interest	$21,271,600	5.88%	$17,361,077	3.49%
Securities:
Taxable	9,349,351	2.30	9,461,567	1.86
Tax-exempt	3,845,266	3.35	4,039,739	3.03
Total securities	13,194,617	2.61	13,501,306	2.21
Federal funds and resell agreements	451,188	5.08	1,265,776	0.78
Interest bearing due from banks	1,533,704	4.27	5,320,360	0.19
Trading securities	9,258	6.31	20,836	4.38
Total earning assets	36,460,367	4.62	37,469,355	2.47
Allowance for credit losses	(196,128)		(198,217)
Other assets	2,239,140		1,882,376
Total assets	$38,503,379		$39,153,514

Liabilities and Shareholders' Equity
Interest-bearing deposits	$19,643,168	2.64%	$18,554,694	0.13%
Federal funds and repurchase agreements	2,461,942	3.84	2,973,785	0.29
Borrowed funds	1,200,346	5.36	271,731	4.66
Total interest-bearing liabilities	23,305,456	2.91	21,800,210	0.21
Noninterest-bearing demand deposits	11,919,277		14,025,585
Other liabilities	554,211		394,714
Shareholders' equity	2,724,435		2,933,005
Total liabilities and shareholders' equity	$38,503,379		$39,153,514
Net interest spread		1.71%		2.26%
Net interest margin		2.76		2.35

Business Segment Information	UMB Financial Corporation
(unaudited, dollars in thousands)
	Three Months Ended March 31, 2023
	Commercial Banking	Institutional Banking	Personal Banking	Total
Net interest income	$151,027	$55,085	$35,584	$241,696
Provision for credit losses	21,045	96	2,109	23,250
Noninterest income	22,902	84,238	23,060	130,200
Noninterest expense	84,002	89,372	63,678	237,052
Income (loss) before taxes	68,882	49,855	(7,143)	111,594
Income tax expense (benefit)	11,825	8,558	(1,226)	19,157
Net income (loss)	$57,057	$41,297	$(5,917)	$92,437

	Three Months Ended March 31, 2022
	Commercial Banking	Institutional Banking	Personal Banking	Total
Net interest income	$145,002	$26,253	39,100	$210,355
Provision for credit losses	(7,040)	151	389	(6,500)
Noninterest income	26,700	73,272	23,706	123,678
Noninterest expense	79,589	75,602	59,587	214,778
Income before taxes	99,153	23,772	2,830	125,755
Income tax expense	15,606	3,741	445	19,792
Net income	$83,547	$20,031	$2,385	$105,963

The company has strategically aligned its operations into the following three reportable segments: Commercial Banking, Institutional Banking, and Personal Banking. Senior executive officers regularly evaluate business segment financial results produced by the company’s internal reporting system in deciding how to allocate resources and assess performance for individual business segments. The company’s reportable segments include certain corporate overhead, technology and service costs that are allocated based on methodologies that are applied consistently between periods. For comparability purposes, amounts in all periods are based on methodologies in effect at March 31, 2023.

Non-GAAP Financial Measures

Net operating income Non-GAAP reconciliations:	UMB Financial Corporation
(unaudited, dollars in thousands except per share data)
	Three Months Ended March 31,
	2023	2022
Net income (GAAP)	$92,437	$105,963
Adjustments:
Acquisition expense	39	—
Severance expense	486	145
Tax-impact of adjustments (i)	(126)	(35)
Total Non-GAAP adjustments (net of tax)	399	110
Net operating income (Non-GAAP)	$92,836	$106,073

Earnings per share - diluted (GAAP)	$1.90	$2.17
Acquisition expense	—	—
Severance expense	0.01	—
Tax-impact of adjustments (i)	—	—
Operating earnings per share - diluted (Non-GAAP)	$1.91	$2.17

GAAP
Return on average assets	0.97%	1.10%
Return on average equity	13.76	14.65

Non-GAAP
Operating return on average assets	0.98%	1.10%
Operating return on average equity	13.82	14.67

(i) Calculated using the company’s marginal tax rate of 24.0%.

Operating noninterest expense and operating efficiency ratio Non-GAAP reconciliations:	UMB Financial Corporation
(unaudited, dollars in thousands)
	Three Months Ended March 31,
	2023	2022
Noninterest expense	$237,052	$214,778
Adjustments to arrive at operating noninterest expense (pre-tax):
Acquisition expense	39	—
Severance expense	486	145
Total Non-GAAP adjustments (pre-tax)	525	145
Operating noninterest expense (Non-GAAP)	$236,527	$214,633

Noninterest expense	$237,052	$214,778
Less: Amortization of other intangibles	2,298	1,071
Noninterest expense, net of amortization of other intangibles (Non-GAAP) (numerator A)	$234,754	$213,707

Operating noninterest expense	$236,527	$214,633
Less: Amortization of other intangibles	2,298	1,071
Operating expense, net of amortization of other intangibles (Non-GAAP) (numerator B)	$234,229	$213,562

Net interest income	$241,696	$210,355
Noninterest income	130,200	123,678
Less: Losses on sales of securities available for sale, net	(2)	—
Total Non-GAAP Revenue (denominator A)	$371,898	$334,033

Efficiency ratio (numerator A/denominator A)	63.12%	63.98%
Operating efficiency ratio (Non-GAAP) (numerator B/denominator A)	62.98	63.93

Operating pre-tax, pre-provision income non-GAAP reconciliations:	UMB Financial Corporation
(unaudited, dollars in thousands except per share data)
	Three Months Ended March 31,
	2023	2022
Net interest income (GAAP)	$241,696	$210,355
Noninterest income (GAAP)	130,200	123,678

Noninterest expense (GAAP)	237,052	214,778
Adjustments to arrive at operating noninterest expense:
Acquisition expense	39	—
Severance expense	486	145
Total Non-GAAP adjustments	525	145
Operating noninterest expense (Non-GAAP)	236,527	214,633
Operating pre-tax, pre-provision income (Non-GAAP)	$135,369	$119,400

Net interest income earnings per share - diluted (GAAP)	$4.96	$4.31
Noninterest income (GAAP)	2.67	2.53
Noninterest expense (GAAP)	4.86	4.40
Acquisition expense	—	—
Severance expense	0.01	—
Operating pre-tax, pre-provision earnings per share - diluted (Non-GAAP)	$2.78	$2.44

Operating pre-tax, pre-provision income - FTE Non-GAAP reconciliations:	UMB Financial Corporation
(unaudited, dollars in thousands except per share data)
	Three Months Ended March 31,
	2023	2022
Net interest income (GAAP)	$241,696	$210,355
Adjustments to arrive at net interest income - FTE:
Tax equivalent interest	6,555	6,399
Net interest income - FTE (Non-GAAP)	248,251	216,754

Noninterest income (GAAP)	130,200	123,678

Noninterest expense (GAAP)	237,052	214,778
Adjustments to arrive at operating noninterest expense:
Acquisition expense	39	—
Severance expense	486	145
Total Non-GAAP adjustments	525	145
Operating noninterest expense (Non-GAAP)	236,527	214,633
Operating pre-tax, pre-provision income - FTE (Non-GAAP)	$141,924	$125,799

Net interest income earnings per share - diluted (GAAP)	$4.96	$4.31
Tax equivalent interest	0.13	0.13
Net interest income - FTE (Non-GAAP)	5.09	4.44
Noninterest income (GAAP)	2.67	2.53
Noninterest expense (GAAP)	4.86	4.40
Acquisition expense	—	—
Severance expense	0.01	—
Operating pre-tax, pre-provision income - FTE earnings per share - diluted (Non-GAAP)	$2.91	$2.57

Tangible book value non-GAAP reconciliations:	UMB Financial Corporation
(unaudited, dollars in thousands except share and per share data)
	As of March 31,
	2023	2022
Total shareholders' equity (GAAP)	$2,814,659	$2,748,405
Less: Intangible assets
Goodwill	207,385	182,225
Other intangibles, net	76,426	15,690
Total intangibles, net	283,811	197,915
Total tangible shareholders' equity (Non-GAAP)	$2,530,848	$2,550,490

Total shares outstanding	48,507,116	48,403,262

Ratio of total shareholders' equity (book value) per share	$58.03	$56.78
Ratio of total tangible shareholders' equity (tangible book value) per share (Non-GAAP)	52.17	52.69

Operating return on average tangible equity excluding AOCI non-GAAP reconciliations:	UMB Financial Corporation
(unaudited, dollars in thousands)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Average total shareholders' equity (GAAP)	$2,724,435	$2,621,693	$2,933,005
Less: Average intangible assets
Average goodwill	207,385	194,805	174,689
Average other intangibles, net	77,575	46,243	14,105
Average total intangibles, net	284,960	241,049	188,794
Average total tangible shareholders' equity (Non-GAAP)	2,439,475	2,380,644	2,744,211
Less: Average accumulated other comprehensive (loss) income (AOCI)	(643,559)	(741,438)	(126,392)
Average total tangible shareholders' equity excluding AOCI (Non-GAAP)	$3,083,034	$3,122,082	$2,870,603

Net operating income (Non-GAAP)	$92,836	$101,092	$106,073

Non-GAAP
Operating return on average tangible equity excluding AOCI	12.21%	12.85%	14.99%